UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 5, 2005

BRISTOL-MYERS SQUIBB COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-1136 (Commission File Number)	22-079-0350 (IRS Employer Identification Number)
345 Park Avenue New York, NY 10154 (Address of Principal Executive Office)
Registrant’s telephone number, including area code: (212) 546-4000
Check the appropriate box below if the From 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 5, 2005, Bristol-Myers Squibb Company (the "Registrant") entered into, as a guarantor, a $2.5 billion Single Currency Term Facility Agreement (the "Agreement") with certain of its subsidiaries, the lenders named in the Agreement, BNP Paribas and The Royal Bank of Scotland plc, as arrangers, and The Royal Bank of Scotland plc, as agent.

Upon satisfaction of various initial closing conditions, BMS Omega Bermuda Holdings Finance Ltd. (the "Borrower") may borrow up to $2 billion under a Tranche A loan facility and up to $500 million under a Tranche B loan facility. The Tranche A facility will be available through the date falling 90 days after August 5, 2005 and the Tranche B facility will be available through December 31, 2005. Any Tranche A loans will mature on August 5, 2010 and any Tranche B loans will mature on August 5, 2007. Borrowings under the facilities are also subject to the satisfaction at the time of customary conditions to utilization.

Loans under the facility are guaranteed by the Registrant, BMS Pharmaceuticals Netherlands Holdings B.V. (the "Primary Guarantor"), Bristol-Myers Squibb Luxembourg International SCA and Bristol-Myers Squibb Sigma Finance Limited (the "Guarantors"). The Borrower and the Guarantors, other than the Registrant, are indirect wholly-owned subsidiaries of the Registrant.

The Agreement includes customary mandatory prepayment requirements upon receipt by the Borrower, the Primary Guarantor or any subsidiaries of the Primary Guarantor (the Primary Guarantor and its subsidiaries being referred to as the "NL Holdco Group") of specified proceeds from borrowings, disposals of material assets, insurance proceeds relating to material assets and proceeds from issuance of ordinary shares by the Borrower or the Primary Guarantor, in each case subject to specified exceptions.

The Agreement is governed by English law and contains customary terms and conditions for a facility of this type, including representations, information covenants, affirmative and negative covenants, financial covenants and events of default. The restrictions imposed on the Registrant include limitations on consolidation, mergers, and sales of assets, limitations on the incurrence of certain liens, limitations on sale and leaseback transactions, a requirement to maintain a ratio of consolidated net indebtedness to consolidated capitalization and a limitation on substantially changing the nature of its business. The Borrower and certain Guarantors other than the Registrant are also subject to additional restrictions on the incurrence of liens, the nature of their activities, the making of restricted payments, the incurrence of debt, entering into transactions with affiliates, making investments, and disposing of all or substantially all their assets, in each case subject to specified exceptions. In addition, the Primary Guarantor is required to maintain a ratio of NL Holdco Group net indebtedness to cash flow and the Borrower is required to maintain a ratio of specified intercompany debt of the Primary Guarantor held by it and certain of its subsidiaries to their total net indebtedness.

Borrowings under the Agreement may be used for the general corporate purposes of the Registrant and its subsidiaries.

The foregoing summary of certain material provisions of the Agreement is subject to, and qualified in its entirety by reference to, all the provisions of the Agreement.

Attached as Exhibit 10y hereto is the final form of the Agreement.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION.

The discussion under Item 1.01 above is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit	Description
10y
Single Currency Term Facility Agreement for $2,500,000,000, dated August 5, 2005, between BMS Omega Bermuda Holdings Finance Ltd., as borrower, the entities listed therein as Original Guarantors, BNP Paribas and The Royal Bank of Scotland plc, as arrangers, the financial institutions therein as Original Lenders and The Royal Bank of Scotland plc, as agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bristol-Myers Squibb Company

Date: August 11, 2005	By:	/s/ Sandra Leung
Name: Sandra Leung
Title: Secretary